Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-82260, 333-60099, 333-31699, and 333-137025 on Form S-8 of our reports dated April 4, 2007, relating to the consolidated financial statements of Coldwater Creek Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the recognition provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)), and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Coldwater Creek Inc. for the year ended February 3, 2007.

/s/    DELOITTE & TOUCHE LLP

Portland, Oregon

April 4, 2007